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As filed with the Securities and Exchange Commission on November 12, 2010

Registration No. 333-170074

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

The Howard Hughes Corporation
(formerly Spinco, Inc.)
(Exact name of registrant as specified in governing instruments)

110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000
(Address, including Zip Code and Telephone Number,
including Area Code, of Registrant's Principal Executive Offices)

Thomas Nolan, Jr.
President and Chief Operating Officer
The Howard Hughes Corporation
110 N. Wacker Drive
Chicago, IL 60606
(312) 960-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Matthew D. Bloch, Esq.
Heather L. Emmel, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York
(212) 310-8000 (Phone)
(212) 310-8007 (Fax)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

(Continued on following page)

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)		Amount of registration fee
Common stock, $0.01 par value per share(3)	12,946,424	N/A	$616,508,710	(4)	$43,957.07
Common stock warrants(5)	6,083,333	N/A	—		—
Common stock issuable upon the exercise of common stock warrants(6)	6,083,333	—	$304,166,650		$21,687.08
Common stock issuable upon the exercise of options to acquire common stock(7)	180,057	N/A	8,574,314		$611.35

Total(8)					$66,255.50

(1)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations, anti-dilution adjustments or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

(3)
Represents (a) 4,037,691 shares of our common stock to be issued to (i) Brookfield Retail Holdings LLC (formerly known as REP Investments LLC), an affiliate of Brookfield Asset Management Inc. (and its designees, as applicable, "Brookfield Investor"), (ii) Pershing Square Capital Management, L.P. on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (collectively, "Pershing Square") and (iii) Blackstone Real Estate Partners VI, L.P. ("Blackstone") and its permitted assigns (together with Blackstone, the "Blackstone Investors") pursuant to the investment agreements and designation described in this registration statement and (b) 8,908,733 shares of common stock to be issued to Pershing Square and General Trust Company in connection with the distribution of our common stock in connection with the Separation of the Company from General Growth Properties, Inc. as described in this registration statement.

(4)
The proposed maximum aggregate offering price for the common stock is the product of (x) 12,946,424 (the number of shares of common stock being registered hereby) and (y) $47.62 (the price at which the Plan Sponsors and Blackstone have agreed to purchase the shares of our common stock pursuant to the investment agreements and designation).

(5)
Represents warrants to acquire 6,083,333 shares of our common stock to be issued to Brookfield Investor, Pershing Square and the Blackstone Investors pursuant to the investment agreements and designation described in the registration statement. Pursuant to Rule 457(g) promulgated under the Securities Act, no separate registration fee is required for the warrants being offered hereby because the warrants are being registered on the same registration statement as the common stock underlying the warrants.

(6)
Includes 6,083,333 shares of our common stock issuable upon the exercise of warrants to be issued to Brookfield Investor, Pershing Square and the Blackstone Investors pursuant to the investment agreements described in this registration statement. Pursuant to Rule 457(g) promulgated under the Securities Act, the maximum aggregate offering price is based on the $50.00 exercise price of the warrants.

(7)
Includes 180,057 shares of our common stock issuable upon the exercise of stock options to acquire our common stock held by certain of the selling stockholders named in this registration statement. The proposed maximum aggregate offering price is based upon $47.62 per share (the price at which the Plan Sponsors and Blackstone have agreed to purchase the shares of our common stock pursuant to the investment agreements and designation).

(8)
Previously filed.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses expected to be incurred by The Howard Hughes Corporation (the "Registrant") in connection with the registration and distribution of the securities being registered under this registration statement are estimated to be as follows:

SEC Fee	$66,256
Printing	400,000
Legal Fees and Expenses	500,000
Accounting Fees and Expenses	500,000
Miscellaneous	34,000

Total	$1,500,256

ITEM 32.    SALES TO SPECIAL PARTIES.

        See "Business—Investment Agreements" and "Certain Relationships and Related Transactions, and Director Independence" in the prospectus contained herein.

ITEM 33.    RECENT SALES OF UNREGISTERED SECURITIES.

        On July 1, 2010, we issued 1,000 shares to GGPLP, our parent company. The shares were issued in a private placement exempt from registration pursuant to 4(2) of the Securities Act.

ITEM 34.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors. Our amended and restated certificate of incorporation will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation will also provide that it must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. We intend to enter into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and certain officers to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts reasonably incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer. We are also expressly authorized to carry directors' and officers' insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, this provision does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is being sought.

ITEM 35.    TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

        Not applicable.

ITEM 36.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        The exhibits listed below in the "Exhibit Index" are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit Index

Exhibit No.	Description of Exhibit
2.1*	Form of Separation Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
3.1*	Form of Amended and Restated Certificate of Incorporation of The Howard Hughes Corporation
3.2*	Form of Amended and Restated Bylaws of The Howard Hughes Corporation
3.3*	Certificate of Incorporation of Spinco, Inc. (predecessor to The Howard Hughes Corporation).
3.4*	Certificate of Amendment of Certificate of Incorporation of the Howard Hughes Corporation.
4.1*	Form of Registration Rights Agreement between The Howard Hughes Corporation and Brookfield Investor
4.2*	Form of Registration Rights Agreement between The Howard Hughes Corporation and Fairholme
4.3*	Form of Registration Rights Agreement among The Howard Hughes Corporation, Blackstone and Pershing Square
4.4*	Form of Registration Rights Agreement between The Howard Hughes Corporation, M.B. Capital Partners, M.B. Capital Partners III and M.B. Capital Units LLC
5.1	Opinion of Weil, Gotshal & Manges LLP as the validity of the securities being registered
10.1*	Form of Transition Services Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.2*	Form of Tax Matters Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.3*	Form of Standstill Agreement among The Howard Hughes Corporation and Pershing Square Capital management, L.P.
10.4*	Management Services Agreement between The Howard Hughes Corporation and Brookfield Advisors, dated August 6, 2010
10.5*	Form of Indemnification Agreement for officers and directors
10.6*	Form of Warrant Agreement between The Howard Hughes Corporation and The Bank of New York Mellon

Exhibit No.	Description of Exhibit
10.10*	Form of 2010 Equity Incentive Plan for officers, directors and other employees
10.11*	Form of Letter Agreement between The Howard Hughes Corporation and Brookfield Investor
10.12*	Form of Letter Agreement between The Howard Hughes Corporation and Fairholme
10.13*	Form of Letter Agreement between The Howard Hughes Corporation and Pershing Square
10.14*	Form of Option Agreement between The Howard Hughes Corporation and Thomas Nolan, Jr.
10.15*	Form of Option Agreement among The Howard Hughes Corporation, Adam Metz and Thomas Nolan, Jr.
21.1*	List of Subsidiaries
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of BKD, LLP
23.3*	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1 to this Registration Statement on Form S-11)
23.4*	Consent of William Ackman to be named as Director Nominee
23.5*	Consent of David Arthur to be named as Director Nominee
23.6*	Consent of Gary Krow to be named as Director Nominee
23.7*	Consent of Allen Model to be named as Director Nominee
23.8*	Consent of Adam Flatto to be named as Director Nominee
23.9*	Consent of Jeffrey Furber to be named as Director Nominee
23.10*	Consent of Steven Shepsman to be named as Director Nominee
23.11*	Consent of R. Scot Sellers to be named as Director Nominee
24.1	Power of Attorney

*
Previously filed

ITEM 37.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  •
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  •
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20%

    change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  •
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  •
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  •
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 12, 2010.

THE HOWARD HUGHES CORPORATION
By:	/s/ DAVID ARTHUR
	Name:	David Arthur
	Title:	Interim Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as indicated on November 12, 2010.

Signature	Title

/s/ DAVID ARTHUR David Arthur	Interim Chief Executive Officer (Principal Executive Officer)
/s/ RAEL DIAMOND Rael Diamond	Interim Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ WILLIAM ACKMAN William Ackman	Director
* David Arthur	Director
* Adam Flatto	Director
* Jeffrey Furber	Director
* Gary Krow	Director

Signature		Title

* Allen Model		Director
* R. Scot Sellers		Director
* Steven Shepsman		Director
*By	/s/ DAVID WEINREB David Weinreb Attorney-in-fact

 EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1*	Form of Separation Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
3.1*	Form of Amended and Restated Certificate of Incorporation of The Howard Hughes Corporation
3.2*	Form of Amended and Restated Bylaws of The Howard Hughes Corporation
3.3*	Certificate of Incorporation of Spinco, Inc. (predecessor to The Howard Hughes Corporation).
3.4*	Certificate of Amendment of Certificate of Incorporation of the Howard Hughes Corporation.
4.1*	Form of Registration Rights Agreement between The Howard Hughes Corporation and Brookfield Investor
4.2*	Form of Registration Rights Agreement between The Howard Hughes Corporation and Fairholme
4.3*	Form of Registration Rights Agreement among The Howard Hughes Corporation, Blackstone and Pershing Square
4.4*	Form of Registration Rights Agreement between The Howard Hughes Corporation, M.B. Capital Partners, M.B. Capital Partners III and M.B. Capital Units LLC
5.1	Opinion of Weil, Gotshal & Manges LLP as the validity of the securities being registered
10.1*	Form of Transition Services Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.2*	Form of Tax Matters Agreement between The Howard Hughes Corporation and General Growth Properties, Inc.
10.3*	Form of Standstill Agreement among The Howard Hughes Corporation and Pershing Square Capital management, L.P.
10.4*	Management Services Agreement between The Howard Hughes Corporation and Brookfield Advisors, dated August 6, 2010
10.5*	Form of Indemnification Agreement for officers and directors
10.6*	Form of Warrant Agreement between The Howard Hughes Corporation and The Bank of New York Mellon
10.10*	Form of 2010 Equity Incentive Plan for officers, directors and other employees
10.11*	Form of Letter Agreement between The Howard Hughes Corporation and Brookfield Investor
10.12*	Form of Letter Agreement between The Howard Hughes Corporation and Fairholme
10.13*	Form of Letter Agreement between The Howard Hughes Corporation and Pershing Square
10.14*	Form of Option Agreement between The Howard Hughes Corporation and Thomas Nolan, Jr.

Exhibit No.	Description of Exhibit
10.15*	Form of Option Agreement among The Howard Hughes Corporation, Adam Metz and Thomas Nolan, Jr.
21.1*	List of Subsidiaries
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of BKD, LLP
23.3*	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1 to this Registration Statement on Form S-11)
23.4*	Consent of William Ackman to be named as Director Nominee
23.5*	Consent of David Arthur to be named as Director Nominee
23.6*	Consent of Gary Krow to be named as Director Nominee
23.7*	Consent of Allen Model to be named as Director Nominee
23.8*	Consent of Adam Flatto to be named as Director Nominee
23.9*	Consent of Jeffrey Furber to be named as Director Nominee
23.10*	Consent of Steven Shepsman to be named as Director Nominee
23.11*	Consent of R. Scot Sellers to be named as Director Nominee
24.1	Power of Attorney

*
Previously filed

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 32. SALES TO SPECIAL PARTIES.
  ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.
  ITEM 36. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
Exhibit Index
  ITEM 37. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX